Filed Pursuant to Rule 424(b)(5)

Registration No. 333-278707

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 26, 2024)

Up to $5,221,932

Shares of Class B Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated September 27, 2024 (“Prospectus Supplement No. 1”), as supplemented by the Prospectus Supplements, dated November 18, 2024, January 22, 2024, and January 23, 2024 (collectively, the “Prior Prospectus Supplements”), relating to the offer and sale of up to $5,221,932 of our shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), pursuant to the Sales Agreement dated as of September 27, 2024 (the “Sales Agreement”) we entered into with A.G.P./Alliance Global Partners (“A.G.P.”). This prospectus supplement is registering the offer and sales of up to $5,221,932 of our shares of Class B Common Stock. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplements, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplements. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, the Prior Prospectus Supplements and any future amendments or supplements thereto.

The Class B Common Stock is listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ASST.” As of January 23, 2025, the last reported sales price of the Class B Common Stock on Nasdaq was $1.06.

The aggregate market value of our outstanding shares of Class B Common Stock held by non-affiliates as of January 24, 2025, is $15,665,797.84, based on 12,061,392 shares of Class B Common Stock outstanding, of which 11,518,969 are held by non-affiliates, and a closing price on Nasdaq of $1.36 on January 22, 2025, which is within 60 days of the date of this prospectus supplement. Upon any sale of shares of Class B Common Stock under this prospectus supplement pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell shares pursuant to this prospectus supplement having a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000.

As of the date of this prospectus supplement, we have offered and sold $4,418,484.29 of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-calendar month period that ends on and includes the date hereof, and therefore $803,448.32 is available to be sold pursuant to this prospectus supplement.

Investing in our shares of Class B Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-4 of Prospectus Supplement No. 1 and the other documents that are incorporated by reference in the Prior Prospectus Supplements and the accompanying base prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENTS OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

A.G.P.

The date of this prospectus supplement is January 24, 2025.